December 18, 2000

Proposed Offer for Mr. Ray Burton
Oxboro CFO Candidate

RE: Oxboro Medical Offer of Employment

Dear Ray:

    I am pleased to offer you the position of Chief Financial Officer of Oxboro Medical, Inc. Although the position is employement "at will," the following are the terms and conditions of your proposed employment:

Title:	Chief Financial Officer
Salary:	$90,000 per year for the first year with a review at the end of one year.
Start Date:	ASAP , 2000.
Bonus:	Up to 50% of annual salary payable 90 days following year-end or 10 days after the audited results are presented to the board of directors whichever is sooner.
Bonus Calculation:
The bonus shall be earned at the rate of $12,000 per full one million in sales increased over $5 million for the fiscal year ended September 30, 2001 combined with $12,000 per full $100,000 that pretax operating profits exceed $1.3 million. Both the sales and pretax operating profits shall be combined to a maximum of 50% of the base salary.
Pretax Operating Profits defined:
Pretax operating profits shall be determined in accordance with generally accepted accounting principles before accruing the bonus described herein and adjusted to eliminate any interest income and expense and to eliminate any "investment gain or losses" the calculation shall also exclude any costs associated with any unsuccessful potential acquisitions. All other costs shall be included in the calculation; however, the parties agree to renegotiate the arrangement in the event an acquisition in the principal amount greater than $750,000 is made.
Stock Options:
Options to purchase 25,000 shares at $4.25 per share shall be granted and shall vest a on the 7th anniversary of employment from the initial date of employment, however, the options shall be subject to an accelerated vesting plan s follows: There are provisions for accelerated vesting as follows:
8,350 stock options would accelerate vest on 10/16/2001 if the Company's pretax operating profit exceeds $1.3 million, for fiscal year 2001
8,325 would accelerate vest on 10/16/2002 if the Company's pretax operating profit exceeds $1.5 million for fiscal year 2002
8,325 would accelerate vest on 10/16/2003 if 3 year cumulative pretax profits exceed $4 million, during fiscal years 2001 through 2003
Pretax targets are governed by the pretax profit guidelines in previous section. No other conditions affect vesting of the options.
Benefits:	Standard similar to other Oxboro Medical executives—with four weeks vacation provided no more than two weeks can be taken at one time.

    Ray, if this arrangement meets with your approval please sign the acknowledgement below and return one signed copy to me.

    The Oxboro Senior Management Group and Oxboro Medical, Inc. Board of Directors is looking forward to a long and profitable relationship.

Sincerely,

/s/ J. DAVID BERKLEY J. David Berkley President
Agreed to:
/s/ RAMON L. BURTON Mr. Ramon (Ray) Burton	Date:	12/20/00